UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                   SCHEDULE 13G

                      Under the Securities Exchange Act of 1934

                                (Amendment No. 2)*


                             POINTS INTERNATIONAL LTD.
                  -------------------------------------------------
                                  (Name of Issuer)

                                   COMMON SHARES
                  -------------------------------------------------
                          (Title of Class of Securities)

                                     730843208
                  -------------------------------------------------
                                   (CUSIP Number)

                                  December 16, 2020
                  -------------------------------------------------
               (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[ ]  Rule 13d-1(b)

	[X]  Rule 13d-1(c)

	[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP No. 730843208
-------------------------------------------------------------------------------
  1.  Names of Reporting Persons:
      FAX Capital Corp.
-------------------------------------------------------------------------------
  2.  Check the appropriate box if a member of a Group:

      (a)  [X]
      (b)  [ ]
-------------------------------------------------------------------------------
  3.  Sec Use Only:

-------------------------------------------------------------------------------
  4.  Citizenship or Place of Organization:

      Canada
-------------------------------------------------------------------------------
    Number of       5.  Sole Voting Power:
     Shares             None
  Beneficially      -----------------------------------------------------------
  Owned by Each     6.  Shared Voting Power:
 Reporting Person       978,755
      With:         -----------------------------------------------------------
                    7.  Sole Dispositive Power:
                        None
                    -----------------------------------------------------------
                    8.  Shared Dispositive Power:
                        978,755
-------------------------------------------------------------------------------
  9.  Aggregate Amount Beneficially Owned by Each Reporting Person:
      978,755
-------------------------------------------------------------------------------
  10. Check box if the aggregate amount in row (9) excludes certain shares:
      Not applicable.
-------------------------------------------------------------------------------
  11. Percent of class represented by amount in row (9)
      7.4%
-------------------------------------------------------------------------------
  12. Type of Reporting Person:
      CO
-------------------------------------------------------------------------------

                                 SCHEDULE 13G

CUSIP No. 730843208
-------------------------------------------------------------------------------
  1.  Names of Reporting Persons:
      Fax Investments Inc.
-------------------------------------------------------------------------------
  2.  Check the appropriate box if a member of a Group:

      (a)  [X]
      (b)  [ ]
-------------------------------------------------------------------------------
  3.  Sec Use Only:

-------------------------------------------------------------------------------
  4.  Citizenship or Place of Organization:

      Canada
-------------------------------------------------------------------------------
    Number of       5.  Sole Voting Power:
     Shares             None
  Beneficially      -----------------------------------------------------------
  Owned by Each     6.  Shared Voting Power:
 Reporting Person       978,755
      With:         -----------------------------------------------------------
                    7.  Sole Dispositive Power:
                        None
                    -----------------------------------------------------------
                    8.  Shared Dispositive Power:
                        978,755
-------------------------------------------------------------------------------
  9.  Aggregate Amount Beneficially Owned by Each Reporting Person:
      978,755
-------------------------------------------------------------------------------
  10. Check box if the aggregate amount in row (9) excludes certain shares:
      Not applicable.
-------------------------------------------------------------------------------
  11. Percent of class represented by amount in row (9)
      7.4%
-------------------------------------------------------------------------------
  12. Type of Reporting Person:
      HC
-------------------------------------------------------------------------------

                                 SCHEDULE 13G

CUSIP No. 730843208
-------------------------------------------------------------------------------
  1.  Names of Reporting Persons:
      Federated Capital Corp.
-------------------------------------------------------------------------------
  2.  Check the appropriate box if a member of a Group:

      (a)  [X]
      (b)  [ ]
-------------------------------------------------------------------------------
  3.  Sec Use Only:

-------------------------------------------------------------------------------
  4.  Citizenship or Place of Organization:

      Canada
-------------------------------------------------------------------------------
    Number of       5.  Sole Voting Power:
     Shares             None
  Beneficially      -----------------------------------------------------------
  Owned by Each     6.  Shared Voting Power:
 Reporting Person       978,755
      With:         -----------------------------------------------------------
                    7.  Sole Dispositive Power:
                        None
                    -----------------------------------------------------------
                    8.  Shared Dispositive Power:
                        978,755
-------------------------------------------------------------------------------
  9.  Aggregate Amount Beneficially Owned by Each Reporting Person:
      978,755
-------------------------------------------------------------------------------
  10. Check box if the aggregate amount in row (9) excludes certain shares:
      Not applicable.
-------------------------------------------------------------------------------
  11. Percent of class represented by amount in row (9)
      7.4%
-------------------------------------------------------------------------------
  12. Type of Reporting Person:
      HC
-------------------------------------------------------------------------------

                                 SCHEDULE 13G

CUSIP No. 730843208
-------------------------------------------------------------------------------
  1.  Names of Reporting Persons:
      Blair Driscoll
-------------------------------------------------------------------------------
  2.  Check the appropriate box if a member of a Group:

      (a)  [X]
      (b)  [ ]
-------------------------------------------------------------------------------
  3.  Sec Use Only:

-------------------------------------------------------------------------------
  4.  Citizenship or Place of Organization:

      Canada
-------------------------------------------------------------------------------
    Number of       5.  Sole Voting Power:
     Shares             None
  Beneficially      -----------------------------------------------------------
  Owned by Each     6.  Shared Voting Power:
 Reporting Person       978,755
      With:         -----------------------------------------------------------
                    7.  Sole Dispositive Power:
                        None
                    -----------------------------------------------------------
                    8.  Shared Dispositive Power:
                        978,755
-------------------------------------------------------------------------------
  9.  Aggregate Amount Beneficially Owned by Each Reporting Person:
      978,755
-------------------------------------------------------------------------------
  10. Check box if the aggregate amount in row (9) excludes certain shares:
      Not applicable.
-------------------------------------------------------------------------------
  11. Percent of class represented by amount in row (9)
      7.4%
-------------------------------------------------------------------------------
  12. Type of Reporting Person:
      IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13G

CUSIP No. 730843208
-------------------------------------------------------------------------------
  1.  Names of Reporting Persons:
      Sean Driscoll
-------------------------------------------------------------------------------
  2.  Check the appropriate box if a member of a Group:

      (a)  [X]
      (b)  [ ]
-------------------------------------------------------------------------------
  3.  Sec Use Only:

-------------------------------------------------------------------------------
  4.  Citizenship or Place of Organization:

      Canada
-------------------------------------------------------------------------------
    Number of       5.  Sole Voting Power:
     Shares             None
  Beneficially      -----------------------------------------------------------
  Owned by Each     6.  Shared Voting Power:
 Reporting Person       978,755
      With:         -----------------------------------------------------------
                    7.  Sole Dispositive Power:
                        None
                    -----------------------------------------------------------
                    8.  Shared Dispositive Power:
                        978,755
-------------------------------------------------------------------------------
  9.  Aggregate Amount Beneficially Owned by Each Reporting Person:
      978,755
-------------------------------------------------------------------------------
  10. Check box if the aggregate amount in row (9) excludes certain shares:
      Not applicable.
-------------------------------------------------------------------------------
  11. Percent of class represented by amount in row (9)
      7.4%
-------------------------------------------------------------------------------
  12. Type of Reporting Person:
      IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13G

CUSIP No. 730843208
-------------------------------------------------------------------------------
  1.  Names of Reporting Persons:
      Merrilyn Driscoll
-------------------------------------------------------------------------------
  2.  Check the appropriate box if a member of a Group:

      (a)  [X]
      (b)  [ ]
-------------------------------------------------------------------------------
  3.  Sec Use Only:

-------------------------------------------------------------------------------
  4.  Citizenship or Place of Organization:

      Canada
-------------------------------------------------------------------------------
    Number of       5.  Sole Voting Power:
     Shares             None
  Beneficially      -----------------------------------------------------------
  Owned by Each     6.  Shared Voting Power:
 Reporting Person       978,755
      With:         -----------------------------------------------------------
                    7.  Sole Dispositive Power:
                        None
                    -----------------------------------------------------------
                    8.  Shared Dispositive Power:
                        978,755
-------------------------------------------------------------------------------
  9.  Aggregate Amount Beneficially Owned by Each Reporting Person:
      978,755
-------------------------------------------------------------------------------
  10. Check box if the aggregate amount in row (9) excludes certain shares:
      Not applicable.
-------------------------------------------------------------------------------
  11. Percent of class represented by amount in row (9)
      7.4%
-------------------------------------------------------------------------------
  12. Type of Reporting Person:
      IN
-------------------------------------------------------------------------------

  Item 1.    (a)  Name of Issuer:

                  POINTS INTERNATIONAL LTD.
                  -------------------------------------------------------------
             (b)  Address of Issuer's Principal Executive Offices:

                  111 Richmond St. W., Suite 700
                  Toronto, ON, M5H 2G4, Canada
                  -------------------------------------------------------------
  Item 2.    (a)  Names of Persons Filing:

                  FAX Capital Corp.
                  Fax Investments Inc.
                  Federated Capital Corp.
                  Blair Driscoll
                  Sean Driscoll
                  Merrilyn Driscoll
                  -------------------------------------------------------------
             (b)  Address of Principal Business Office or, if None, Residence:

                  The Principal Business Office address is the same for all Persons filing:

                  TD Tower West, 100 Wellington Street West
                  Suite 2110, Toronto, ON
                  M5K 1H1, Canada
                  -------------------------------------------------------------
             (c)  Citizenship:

                  Canada
                  -------------------------------------------------------------
             (d)  Title and Class of Securities:

                  Common Shares
                  -------------------------------------------------------------
             (e)  CUSIP No.:

                  730843208
                  -------------------------------------------------------------

  Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

             Not applicable.

  Item 4.    Ownership

             (a)  Amount Beneficially Owned:
	          978,755

             (b)  Percent of Class:
	          7.4%

             (c)  Number of shares as to which such person has:

                  (i)	Sole power to vote or to direct the vote:
		        None

                  (ii)	Shared power to vote or to direct the vote:
                        978,755

                  (iii)	Sole power to dispose or to direct the disposition of:
                        None

                  (iv)	Shared power to dispose or to direct the disposition of:
                        978,755

  Item 5.    Ownership of Five Percent or Less of a Class.

             Not applicable.

  Item 6.    Ownership of more than Five Percent on Behalf of Another Person.

             Not applicable.

  Item 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

	     Not applicable.

  Item 8.    Identification and classification of members of the group.

             See Exhibit A.

  Item 9.    Notice of Dissolution of Group.

             Not applicable.

  Item 10.   Certifications.

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURES

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Dated:     December 17, 2020.

  FAX CAPITAL CORP.
  Signature: /s/ Ryan Caughey
  -----------------------------------------------------------------------------
  Ryan Caughey, General Counsel and Corporate Secretary

  FAX INVESTMENTS INC.
  Signature: /s/ Blair Driscoll
  -----------------------------------------------------------------------------
  Blair Driscoll, President and Chief Executive Officer

  FEDERATED CAPITAL CORP.
  Signature: /s/ Blair Driscoll
  -----------------------------------------------------------------------------
  Blair Driscoll, Co-Chief Executive Officer, Vice-President

  BLAIR DRISCOLL
  Signature: /s/ Blair Driscoll
  -----------------------------------------------------------------------------

  SEAN DRISCOLL
  Signature: /s/ Sean Driscoll
  -----------------------------------------------------------------------------

  MERRILYN DRISCOLL
  Signature: /s/ Merrilyn Driscoll
-------------------------------------------------------------------------------

                                 SCHEDULE 13G
                                   EXHIBIT A
                            MEMBERS OF FILING GROUP
  CORPORATION
  FAX Capital Corp.

  PARENT HOLDING COMPANY/CONTROL PERSON
  Fax Investments Inc.
  Federated Capital Corp.
  Blair Driscoll (an individual who may be deemed to ultimately control FAX Capital Corp.)
  Sean Driscoll (an individual who may be deemed to ultimately control FAX Capital Corp.)
  Merrilyn Driscoll (an individual who may be deemed to ultimately control FAX Capital Corp.)